Exhibit 5.1
WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION
650 PAGE MILL ROAD
 PALO ALTO, CALIFORNIA 94304-1050
TELEPHONE 650-493-9300   FACSIMILE 650-493-6811
WWW.WSGR.COM

September 7, 1999
3Dfx Interactive, Inc.
4435 Fortran Drive
San Jose, California 95134

RE: Registration Statement on Form S-8

Gentlemen:
We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 7, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, for an aggregate of 1,000,000 shares of your Common Stock under the 1999 Supplementary Stock Option Plan. Such shares of Common Stock are referred to herein as the "Shares," and such plans and compensation agreement is referred to herein as the "Plan." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.
It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
                Very truly yours,

                WILSON SONSINI GOODRICH & ROSATI
                Professional Corporation

                /s/ WILSON SONSINI GOODRICH & ROSATI